EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”), effective as of July 16, 2014 (the “Amendment Effective Date”), is by and between THE BON-TON STORES, INC., a Pennsylvania corporation (the “Company”), and BRENDAN L. HOFFMAN (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive previously entered into an Employment Agreement dated as of January 23, 2012 and effective February 7, 2012, (“Agreement”) pursuant to which Executive was employed as the Company’s President and Chief Executive Officer;

WHEREAS, the Company and Executive desire to modify the Agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Executive agree as follows:

1.                                      Definitions.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

2.                                      Amendment of Paragraph 2 of the Agreement.  Paragraph 2 of the Agreement, entitled “Term,” is deleted in its entirety and replaced by the following:

This Agreement shall become effective on the Effective Date and shall continue through the third anniversary of the Effective Date, unless terminated prior to the third anniversary of the Effective Date (the “Term”).

3.                                      Amendment of Paragraph 4(c)(i) of the Agreement.  Paragraph 4(c)(i) of the Agreement, entitled “Annual Bonus,” is amended by adding a new subsection (D) to read as follows:

(D)                               Notwithstanding the foregoing, during the Term, in the event of the Company’s termination of Executive, the Executive shall remain entitled to receive the full amount of any earned Annual Bonus.

4.                                      Amendment of Paragraph 4(c)(ii) of the Agreement.  Paragraph 4(c)(ii) of the Agreement, entitled “Award of Restricted Shares,” is amended by adding a new subsection (D) to read as follows:

(D)                               Notwithstanding the foregoing and the specific terms of Exhibit A (including but not limited to Sections 4 and 5 thereof), Exhibit B (including but not limited to Sections 2(d), 4 and 5 thereof), the May 6, 2013 Restricted Stock Agreement (Performance Shares) (including but not limited to Sections 2, 4, 5 and 17 thereof) (the “Restricted Stock Agreement”) and any other equity award agreement between the parties, during the Term, the restrictions on (i) 100,000 Time-Based Vesting Restricted Shares (granted on or about February 7, 2012), (ii) 125,000 Performance-Based Vesting Restricted Shares (granted on or about February 7, 2012) based on fiscal year 2014 performance, and (iii)

up to 75,000 performance-based vesting restricted shares (granted under the Restricted Stock Agreement) based on aggregate fiscal years 2013 and 2014 performance and a total shareholder return ratio, shall in each case lapse upon the Company’s termination of Executive (subject, in the case of performance-based vesting restricted shares, to the Committee’s certification in writing of its determination of the level of achievement, if any, of the performance goals established in connection with the vesting of such shares of performance-based restricted stock), and any other equity based compensation under the Incentive Plan awarded to Executive shall be forfeited upon the Company’s termination of Executive during the Term.

5.                                      Amendment of Paragraph 6 of the Agreement.  Paragraph 6 of the Agreement, entitled “Relocation,” is amended as follows:

(a)                                 The following provisions of Paragraph 6 are deleted:  “Executive intends to relocate his residence to the Milwaukee, Wisconsin metropolitan area by the end of the Term.  The Company shall reimburse Executive for all relocation expenses incurred by Executive in accordance with the Company’s policy applicable to relocation of senior executives of the Company, and the Company shall make additional payments to Executive so that the United States Federal and state tax effect to Executive of the reimbursements for relocation expenses is zero.”

(b)                                 The remaining provisions of Paragraph 6 shall remain in full force and effect.

6.                                      Amendment of Paragraph 10 of the Agreement.  Paragraph 10 of the Agreement, entitled “Termination of Employment,” is deleted in its entirety and replaced by the following:

The Company may terminate Executive’s employment and the Agreement for any or no reason at any time prior to February 7, 2015 by written notice to Executive. Absent termination of Executive’s employment and the Agreement prior to February 7, 2015, Executive’s employment with the Company and the Employment Agreement shall terminate on February 7, 2015.

7.                                      Paragraph 11 of the Agreement.  Paragraph 11 of the Agreement, entitled “Payments Upon Termination,” is deleted in its entirety and replaced by the following:

The Company shall pay Executive his salary and monthly COBRA payment applicable to Executive through the third anniversary of the Effective Date, which is February 7, 2015, regardless of whether Executive’s employment is terminated prior to this date and regardless of the reason for Executive’s termination of employment. Notwithstanding the foregoing, the amount of salary to be paid by the Company pursuant to this Paragraph shall be offset by the amount of any compensation paid to Executive by a third party for services performed prior to February 7, 2015.

8.                                      Amendment of Paragraph 13 of the Agreement.  Paragraph 13 of the Agreement, entitled “Non-Solicitation, Non-Competition and Confidentiality,” is amended as follows:

(a)                                 Paragraph 13(b) is deleted in its entirety and all references to Paragraph 13(b) are likewise deleted.

(b)                                 The remaining provisions of Paragraph 13 shall remain in full force and effect.

9.                                      Governing Law.  This Amendment and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or any other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

10.                               Execution in Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Amendment shall become effective and binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto.

11.                               Effect of Amendment.  Except as may be affected by this Amendment, all of the provisions of the Agreement shall continue in full force and effect.  The provisions of this Amendment shall not constitute a waiver or modification of any terms or conditions of the Agreement other than as expressly set forth herein.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed and delivered this Agreement as of the date first above written.

THE BON-TON STORES, INC.

By:	/s/Tim Grumbacher
Tim Grumbacher,
Chairman of the Board of Directors

EXECUTIVE:

/s/ Brendan L. Hoffman
Brendan L. Hoffman